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                      November 20, 2023

       Peter Hui Zhang
       Chairman and Chief Executive Officer
       Full Truck Alliance Co. Ltd.
       6 Keji Road
       Huaxi District, Guiyang
       Guizhou 550025
       People's Republic of China

                                                        Re: Full Truck Alliance
Co. Ltd.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            File No. 001-40507

       Dear Peter Hui Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology